Exhibit 10.3

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered into as of June 3, 2026 by and between AVALON GLOBOCARE CORP., a Delaware corporation (the “Company”), and Luisa Ingargiola (the “Executive”) and is effective as of June 3, 2026 (the “Effective Date”).

Recitals:

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes, and is expected to be dedicated to the success of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the Executive’s duties and compensation and to provide specified compensation and benefits to the Executive in the event of a termination of employment.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PURPOSE AND TERM; DUTIES

1.1 Either the Executive or Company may terminate the Executive’s employment with the Company at any time for any reason or no reason, with or without notice. The term of this Agreement shall be the period from the Effective Date until Executive’s employment is terminated for any reason or this Agreement is terminated by mutual agreement of the parties.

1.2 The Executive’s job title will be CHIEF STRATEGIC OFFICER. Executive and her duties and responsibilities will include the following:

(a)	Manage all capital markets activities including investor relations and capital raising

(b)	Provide main interface between the Board of Directors and Management

(c)	Manage all strategic developments, mergers and acquisitions

(d)	Provide support to the Chief Financial Officer as needed

The Executive will report to the Chief Executive Officer and will work remotely from Florida. As part of Executive’s duties, Executive will be asked to travel as reasonably required.

1.3 The Executive is entitled to four (4) weeks of vacation which will accrue on a pro-rata basis during the year, in addition to all public holidays when the Company’s office is closed. Executive will be eligible to participate in all employee benefit plans established by the Company for similarly situated employees from time to time. In accordance with Company policies from time to time, the Company will reimburse Executive for all reasonable and proper travel and business expenses incurred in connection with the performance of Executive’s duties.

1.4 Executive shall be permitted to engage in other employment, consulting, board membership, advisory or other business roles. Any such outside role must not (i) interfere with, or reasonably be expected to interfere with, the Executive’s ability to fully and faithfully discharge her responsibilities to the Company, (ii) involve any entity that competes with, or is reasonably likely to compete with, the Company or any of its affiliates, or (iii) create, or give rise to the appearance of, a conflict of interest with the Company.

2.	COMPENSATION AND TERMINATION GENERALLY

2.1 Compensation.

2.1.1 Annual Salary. The Executive’s base salary will be $230,000 per annum, subject to periodic review and modification by the Board or the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such committee exists at any time) at such time or times as it shall determine. The Compensation Committee shall also from time to time, in its discretion, determine the type and amount of other forms of compensation for Executive’s service with the Company (including, without limitation, stock options or other forms of equity awards). Any accrued and unpaid salary owed to the Executive in respect of her previous role as the Company’s Chief Financial Officer will remain due and payable.

2.1.2 Bonuses. Executive will be eligible for bonuses up to 100% of Executive’s base salary based on achievement of performance milestones, which shall be mutually determined with the Chief Executive Officer and Board annually. In addition, Executive shall also be eligible for one or more discretionary bonuses as determined by the Board or the Compensation Committee. Any accrued and unpaid bonus owed to the Executive in respect of her previous role as the Company’s Chief Financial Officer will remain due and payable.

2.1.3 Change of Control Bonus. Executive will be eligible to receive an amount equal to 100% of Executive’s base salary, which shall be payable upon the consummation of a transaction resulting in a Change of Control (as defined below); provided, further, however, that under no circumstances is the Executive eligible to receive more than one payment under this Section 2.1.3, and Executive must be employed with the Company through the consummation of the transaction resulting in the Change of Control. Such payments are payable regardless of whether Executive’s employment is terminated.

2.1.4 Special Bonus. Upon stockholder approval of the conversion of the Company’s Series E Preferred Stock into shares of the Company’s common stock in accordance with Nasdaq Listing Rules, Executive shall receive a bonus equal to 100% of her base salary; provided, however, that Executive must be employed with the Company through the date of such stockholder approval.

2.2 Options.

2.2.1 The Executive will be granted a stock option to purchase 500,000 shares of the Company’s common stock, which will be fully vested upon grant (the “Initial Grant”). In addition, the Executive will be granted a stock option to purchase 250,000 shares of the Company’s common stock, which will vest monthly in equal installments over the 12-month period following the date of grant, subject to continued employment on the applicable vesting date (the “Second Grant”). Both the Initial Grant and the Second Grant will (a) be granted on the date the Company’s stockholders approve Avalon GloboCare Corp. 2026 Stock Incentive Plan (the “2026 Plan”), (b) have an exercise price equal to the closing price of the Company’s common stock on the date of grant, (c) have a term of five years, and (d) will be exercisable, to the extent vested, during such five year term regardless of whether the Executive is employed by the Company at the time of exercise. The Executive hereby acknowledges that, in the event the Company effects one or more stock splits following the grant of any stock option to the Executive, the number of shares of common stock subject to such stock option and the exercise price thereof shall be proportionately adjusted in accordance with the ratio of such stock split. In the event the Company’s stockholders do not approve the 2026 Plan (or another equity incentive plan) within 12 months of the Effective Date, the Initial Grant shall be made under the Avalon GloboCare Corp. 2020 Stock Incentive Plan, and, in lieu of the Second Grant, the Executive shall be paid an amount in cash to be mutually agreed upon by the Company and the Executive.

2.2.2 The Executive may be eligible for additional equity awards, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board, on the same terms as other executive employees of the Company.

2.2.3 All equity awards granted to the Executive shall be subject to the terms and conditions of the equity incentive plan under which such award is granted.

2.3 Termination of Employment Generally. In the event the Executive’s employment with the Company terminates for any reason whatsoever, including death or disability, the Executive shall be entitled to the benefits described in this Section 2.3.

2.3.1 Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date shall be paid to Executive on such date.

2.3.2 Accrued Bonus Payment. The Executive shall receive a lump sum payment of any actual bonus to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was earned and is unpaid on the Termination Date. For the avoidance of doubt, the Change of Control Bonus described in Section 2.1.3 shall not constitute an “actual bonus” for purposes of this Section 2.3.2.

2.3.3 Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.

2.3.4 Equity Compensation. Subject to Section 2.2.1, the period during which the Executive may exercise any rights (“Exercise Period”) under any outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any equity incentive plan or agreement (the “Company Plans”) shall be governed under the terms of the applicable Company Plan, but in no event shall the exercise period of any stock option be less than the term of the stock option.

3.	TERMINATION UPON CHANGE OF CONTROL

3.1 Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to the amount set forth in Section 4.1 which shall be paid according to the following schedule: (i) a lump sum payment equal to one-half of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-third of the balance of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. In addition to the foregoing severance payment, in the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive, within ten (10) days following the Termination Upon Change of Control, a lump sum payment equal to one hundred percent (100%) of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for the Executive for the year in which such termination occurs, such payment to be prorated to reflect the full number of months the Executive remained in the employ of the Company; provided, however, that if Section 409A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code. To illustrate, if the Executive’s target bonus at 100% equals $120,000 for the calendar year and the Executive is terminated on October 15th, then the foregoing payment shall equal $100,000 (i.e., ten (10) months’ prorated bonus at one hundred percent (100%) with October counting as a full month worked).

Notwithstanding anything to the contrary herein, in the event the Executive is or becomes eligible to receive a payment under Section 2.1.3, the aggregate amounts payable under this Section 3.1 shall be reduced on a dollar-for-dollar basis by the amount paid or payable to the Executive under Section 2.1.3, and to the extent any such payment under Section 2.1.3 has not yet been made as of the applicable payment date under this Section 3.1, the Company shall be entitled to withhold and offset such amount against the payments otherwise due hereunder. For the avoidance of doubt, the foregoing reduction shall apply regardless of whether the payment under Section 2.1.3 is made by the Company or any Successor.

3.2 Equity Compensation Acceleration. Upon the Executive’s Termination Upon Change of Control, the vesting and exercisability of all then outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans (including the Initial Grant and the Second Grant) shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive. For the avoidance of doubt, equity awards that are already fully vested as of the date of such Termination Upon Change of Control (including the Initial Grant) shall not give rise to any additional acceleration entitlements or benefits beyond those expressly set forth herein. In addition, the Exercise Period, under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire on the last day of the term applicable to such stock option, as measured from the date of Termination Upon Change of Control. For the avoidance of doubt, the acceleration of the vesting and exercisability of equity awards described in this Section 3.2 shall apply equally in the event of the Executive’s Involuntary Termination, as set forth in Section 4.2.

3.3 COBRA. If the Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide to the Executive, at the Company’s expense, the Company’s health-related employee insurance coverage for the employee only as in effect immediately prior to the Executive’s Termination Upon Change of Control for a period of twelve (12) months following such Termination Upon Change of Control. The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.

3.4 Indemnification. The Company shall maintain a directors’ and officers’ insurance policy, or an equivalent thereto (the “D&O Insurance Policy”), covering the Executive during the term of her employment on substantially the same terms as the Company maintains for its other directors and officers. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, and (b) the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.

4.	INVOLUNTARY TERMINATION

4.1 Severance Payment. In the event of the Executive’s Involuntary Termination, at any time after the expiration of three months from the Effective Date the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s Base Salary which shall be paid according to the following schedule: (i) a lump sum payment equal to one-fourth of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-fourth of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. In addition to the foregoing severance payment, in the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive, within ten (10) days following the Executive’s Involuntary Termination, a lump sum payment equal to one hundred percent (100%) of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for the Executive for the year in which such termination occurs, such payment to be prorated to reflect the full number of months the Executive remained in the employ of the Company; provided, however, that if Section 409A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code. To illustrate, if the Executive’s target bonus at 100% equals $120,000 for the calendar year and the Executive is terminated on October 15th, then the foregoing payment shall equal $100,000 (i.e., ten (10) months’ prorated bonus at one hundred percent (100%) with October counting as a full month worked).

Notwithstanding anything to the contrary herein, in the event the Executive is or becomes eligible to receive a payment under Section 2.1.3, the aggregate amounts payable under this Section 4.1 shall be reduced on a dollar-for-dollar basis by the amount paid or payable to the Executive under Section 2.1.3, and to the extent any such payment under Section 2.1.3 has not yet been made as of the applicable payment date under this Section 4.1, the Company shall be entitled to withhold and offset such amount against the payments otherwise due hereunder. For the avoidance of doubt, the foregoing reduction shall apply regardless of whether the payment under Section 2.1.3 is made by the Company or any Successor.

4.2 Equity Compensation Acceleration. Upon the Executive’s Involuntary Termination, at any time, the vesting and exercisability of all then outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans (including the Initial Grant and the Second Grant) shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive. For the avoidance of doubt, equity awards that are already fully vested as of the date of such Involuntary Termination (including the Initial Grant) shall not give rise to any additional acceleration entitlements or benefits beyond those expressly set forth herein. In addition, the Exercise Period, under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire on the last day of the term applicable to such stock option, as measured from the date of Involuntary Termination. For the avoidance of doubt, the acceleration of the vesting and exercisability of equity awards described in this Section 4.2 shall apply equally in the event of the Executive’s Termination Upon Change of Control, as set forth in Section 3.2.

4.3 COBRA. In the event of the Executive’s Involuntary Termination, at any time after the expiration of six months after the Effective Date, if the Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide to the Executive, at the Company’s expense, the Company’s health-related employee insurance coverage for the employee only as in effect immediately prior to the Executive’s Involuntary Termination for a period of twelve (12) months following such Involuntary Termination. The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.

4.4 Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the D&O Insurance Policy immediately prior to the Termination Date, the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Involuntary Termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Termination Date.

5.	FEDERAL EXCISE TAX UNDER SECTION 280G

5.1 Excise Tax. In the event that any amounts payable to the Executive under this Agreement or otherwise (collectively, the “Total Payments”) would constitute “excess parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary so that no portion of the Total Payments constitutes an excess parachute payment within the meaning of Section 280G(b)(1) of the Code (the “Reduced Amount”); provided, however, that such reduction shall be made only if and to the extent that the net after-tax amount received by the Executive following such reduction (after taking into account all applicable federal, state and local income taxes and the Excise Tax) would be greater than the net after-tax amount that would be received by the Executive without such reduction (after taking into account all applicable federal, state and local income taxes and the Excise Tax). If the Total Payments are required to be reduced pursuant to this Section 5.1, such reduction shall be applied in the following order: (i) first, to cash severance payments under Sections 3.1 and 4.1; (ii) second, to any other cash payments or benefits; and (iii) third, to the acceleration of vesting of equity awards, in each case in reverse chronological order.

5.2 Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.

6.	DEFINITIONS

6.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 6, unless the context clearly requires a different meaning.

6.2 “Base Salary” means the greater of (a) if applicable, the monthly salary of the Executive in effect immediately prior to the Change of Control, or (b) the monthly salary of the Executive in effect immediately prior to the Termination Date.

6.3 “Cause” means:

(a)	the Executive willfully failed to follow the lawful directions of the Board or Executive’s immediate superior; provided that no termination for Cause under this clause (a) shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b)	the Executive engaged in gross misconduct or gross incompetence which is materially detrimental to the Company; provided that no termination for Cause under this clause (b) shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure such gross misconduct or gross incompetence within thirty (30) days of receiving such notice; provided that the foregoing notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is incapable of being cured;

(c)	the Executive willfully failed to comply in any respect with the terms of this Agreement, the Employee Invention Assignment & Confidentiality Agreement, the Company’s share dealing code, the Employee’s non-competition agreement or any other policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for Cause under this clause (c) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has failed to cure such willful failure within thirty (30) days of receiving such notice; provided that the foregoing notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is incapable of being cured; or

(d)	the Executive is convicted by a court of competent jurisdiction of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or a fraud which the Company reasonably believes would reflect adversely on the Company.

6.4 “Change of Control” means:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities, other than as a result of securities outstanding as of the date hereof becoming exercisable or exchangeable for, or convertible into, shares of the Company’s common stock;

(b)	after the date hereof, the Company enters into a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).

6.5 “Company” shall mean Avalon GloboCare Corp. and, following a Change of Control, any Successor.

6.6 “Involuntary Termination” means:

(a)	any termination without Cause of the employment of the Executive by the Company; or

(b)	any resignation by Executive for Good Reason where such resignation occurs within one hundred twenty (120) days following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) that occurs within the period of time to qualify as a “Termination Upon Change of Control”; or (5) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

6.7 “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a)	Any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive.

(b)	The assignment to the Executive of a title, position, responsibilities or duties that is not a “Substantive Functional Equivalent” to the title, position, responsibilities or duties which the Executive had immediately prior to such assignment (including, as relevant, immediately prior to the public announcement of the Change of Control).

(c)	A reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect), and in the event of a Change of Control, as compared to Executive’s Base Salary and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control; provided, however, that this clause (c) shall not apply in the event of a reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.

(d)	The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Company comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide director’s and officers’ insurance.

(e)	A material breach of this Agreement by the Company, including, in the event of a Change of Control, failure of the Company to obtain the consent of a Successor to perform all of the obligations of the Company under this Agreement.

provided that Good Reason shall not exist unless the Executive first gives the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery by the Executive to the Company of a written explanation specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, and Executive terminates employment with the Company not later than (30) days following the Company’s failure to cure.

6.8 “Permanent Disability” means that:

(a)	the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(b)	such total incapacity shall have continued for a period of six consecutive months; and

(c)	such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

6.9 “Substantive Functional Equivalent” means that the Executive’s position must:

(a)	be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior;

(b)	allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior; and

(c)	not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior, causing the Executive to be of materially lesser rank or responsibility.

6.10 “Successor” means any successor in interest to, or assignee of, substantially all of the business and assets of the Company.

6.11 “Termination Date” means the date of the termination of the Executive’s employment with the Company.

6.12 “Termination Upon Change of Control” means:

(a)	any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or

(b)	any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change of Control and in any event within six (6) months following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

7.	EXCLUSIVE REMEDY

7.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in Sections 2, 3 and 4 have been provided to the Executive, except as expressly set forth in this Agreement.

7.2 No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

7.3 Release of Claims. The payment of the benefits described in Sections 3 and 4 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims in a form provided by the Company (the “Release”), which Release must be executed by the Executive and delivered to the Company within sixty (60) days following the Termination Date and shall become effective upon the expiration of any applicable revocation period; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement. No payments or benefits conditioned upon the Release shall be made or provided until the Release becomes effective and irrevocable.

7.4 Noncumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If the Executive has any other binding written agreement with the Company which provides that, upon a Change of Control or Termination Upon a Change of Control or Involuntary Termination, the Executive shall receive termination, severance or similar benefits, then no benefits shall be received by Executive under this Agreement unless, prior to payment or receipt of benefits under this Agreement, the Executive waives Executive’s rights to all such other benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits. For the avoidance of doubt, the Executive shall not be entitled to receive benefits under both Section 3 and Section 4 of this Agreement, and in no event shall the aggregate payments and benefits received by the Executive under Sections 2.1.3, 3 and 4 of this Agreement exceed the greater of the amounts payable under Section 3 or Section 4, as applicable, without duplication of the payment under Section 2.1.3.

8.	PROPRIETARY AND CONFIDENTIAL INFORMATION

During the term of this Agreement and following any termination of employment, Executive agrees to continue to abide by the terms and conditions of each of the Employee Invention Assignment & Confidentiality Agreement between the Executive and the Company.

9.	ARBITRATION

9.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

9.2 Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for her own costs and attorneys fees.

9.3 Site of Arbitration. The site of the arbitration proceeding shall be in New York City, New York.

10.	NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: Chief Executive Officer, at the Company’s offices at 83 South Street, Suite 101, Freehold, New Jersey 07728 and, (b) if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

11.	MISCELLANEOUS PROVISIONS

11.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

11.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.3 Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

11.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

11.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to where the Executive has her residence or principal office or where she performs her duties hereunder.

11.6 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

11.7 Section 409A of the Code. To the extent (a) any payments or benefits to which the Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of the Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest). Any termination of the Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance thereunder, and shall be interpreted and administered accordingly. In no event shall the Company be liable to the Executive for any taxes, penalties or interest that may be owed by the Executive as a result of the application of Section 409A of the Code.

11.8 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

11.8 Clawback. Notwithstanding any other provision of this Agreement to the contrary, all compensation paid or payable to the Executive under this Agreement shall be subject to any clawback, recoupment or similar policy that the Company may adopt from time to time, including, without limitation, any policy adopted to comply with the requirements of Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, and any applicable stock exchange listing standards, as each may be amended from time to time. The Executive agrees to promptly return any compensation subject to recovery under any such policy.

[SIGNATURE PAGE TO EXECUTIVE RETENTION AGREEMENT FOLLOWS]

In witness whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ Luisa Ingargiola
Luisa Ingargiola

Address:

AVALON GLOBOCARE CORP.

/s/ Meng Li